EX-10.3
               AMENDMENT TO CONSULTING SERVICES AGREEMENT

                      INTERMEDIA VIDEO MARKETING CORP.
                     16430 Ventura Boulevard - Suite 306
                            Encino, California 91436
                   Tel: (818) 981-9031  - Fax (818) 788-3549


March 25, 1999


Mr. Howard A. Foote
President and CEO
Platforms International Corporation
466 Orange Street - Suite 328
Redland, California 92374

RE: Platforms/InterMedia Agreement of April 6, 1998, as Amended by Amendment Agreement dated February 24, 1999. Formal Request for Issuance of Platforms International Corporation Common Stock

Dear Howard,

In accordance with our Agreement of April 6, 1998, as modified by Amendment Agreement dates February 24, 1999, we hereby formally request the SIX MILLION SEVEN HUNDRED AND FIFTY THOUSAND (6,750,000) shares of unrestricted, free-trading, Platforms International Corporation Common Stock due and owing to us under the terms and conditions of our Agreement, be issued at your earliest possible convenience.

We understand the actual issuance of the stock may be delayed until your current compliance audit is completed, but, as you stated at our meeting of March 15, 1999, stock should be available for issuance no later than May 15, 1999. Accordingly, we would appreciate the timely execution of this Letter of Agreement, which will become a formal Amendment Agreement addendum to our original Agreement of April 6, 1998, setting forth the agreed-upon issuance date for the Platforms shares of common stock due and owing to InterMedia and its principals.

Marketing plans for the various facets of our consulting services engagement will be prepared and submitted for your review and approval within one week. Special marketing emphasis will be on: (i) reinforcing our strategic marketing position with Americel S.A.; (ii) developing strategic key account relationships with other major telecommunications service providers in Brazil; (iii) developing strategic alliances with prominent, international telecommunications systems integrators; (iv) applying for ANATEL and DAC operating licenses for Brazil; and (v) developing strategic alliances with prominent, international satellite launch companies.

If this Letter Agreement meets with your approval, please so indicate by placing your signature in the space indicated below, and return to us at your earliest convenience. This Letter Agreement is a formal modification and addendum to our original Agreement of April 6, 1998, and it shall serve as our authority to proceed with our Marketing Consulting Services Engagement on behalf of Platforms International Corporation until the extended term date of June 30, 2000.

Thank you for your support, Howard, and for the trust and confidence you have placed in our organization.

Sincerely,

PLATFORMS INTERNATIONAL CORPORATION & INTERMEDIA VIDEO MARKETING
CORPORATION - AGREEMENT DATED APRIL 6, 1998.  FORMAL AMENDMENT
AGREEMENT AND ADDENDUM FOR STOCK ISSUANCE DATE.

This executed Letter of Agreement is a formal Amendment Agreement and Addendum to the Marketing Consulting Services Agreement between
InterMedia Marketing Group (now InterMedia Video Marketing
Corporation) and Platforms International Corporation, dated April 6, 1998.

AGREED TO AND EXECUTED:

INTERMEDIA VIDEO                         PLATFORMS INTERNATIONAL
MARKETING GROUP                          CORPORATION

/s/  William C. Martin                   By: /s/  Howard A. Foote
William C. Martin                        Howard A. Foote
Sole Proprietor                          President & CEO

                    INTERMEDIA VIDEO MARKETING CORP.
                   16430 Ventura Boulevard - Suite 306
                         Encino, California 91436
                 Tel: (818) 981-9031  - Fax (818) 788-3549


March 25, 1999


Mr. Howard A. Foote
President and CEO
Platforms International Corporation                           CONFIDENTIAL
466 Orange Street - Suite 328
Redland, California 92374

RE:  Amendment Agreement to Platforms/InterMedia April 6, 1998 Agreement

Dear Howard,

Pursuant to our telephone conversation today, regarding our verbal Agreements following your letter of February 22, 1999, and Platforms' inability to fulfill its obligations - the issuance of additional Platforms International Corporation free-trading common stock, and the timely reimbursement of mounting out-of-pocket expenses - we are submitting this formal Letter of Agreement to memorialize and document the oral understandings and agreements reached today. It is understood that these oral understandings and agreements, when reduced to writing in this document, comprise formal and binding amendments to our original Agreement of April 6, 1998. All other provisions of the April 6, 1998 Agreement, including indemnification provisions, continue to be applicable and enforceable.

I.  MARKETING CONSULTING SERVICES SECTION - 1.

Pursuant to our discussions and oral agreements, this document shall serve to memorialize and formalize your complete satisfaction with InterMedia's performance and the discharge of its duties and obligations under the terms and conditions of the Agreement dated April 6, 1998. You hereby acknowledge that InterMedia has completed to your full satisfaction all engagement duties and obligations required, pursuant to the terms and conditions of the April 6, 1998 Agreement, and in compliance with the task priority directives approved by the President of Platforms International Corporation.

II.  TERM OF AGREEMENT EXTENSION (SECTION - 9).

Pursuant to our discussions and oral agreements, this document shall serve to document, memorialize, and formalize your request for a )NE
(1) YEAR Term Extension of our Engagement from the original termination date of June 30, 1999 to June 30, 2000, in accordance with Section 6 of our original Agreement. As previously agreed, the payment for the one-year extension shall be TWO MILLION TWO HUNDRED AND FIFTY THOUSAND (2,250,000) SHARES of Platforms International Corporation free trading common stock. This Term of Agreement Extension Addendum is hereby incorporated into our original Agreement of April 6, 1998 and made an integral part thereof by reference. The same basic terms and conditions of the original Agreement apply to this Extension Agreement, including all indemnification provisions.

Under the Terms of Extension Agreement, special marketing emphasis shall be placed on: (i) reinforcing our strategic marketing position with Americel S.A.; (ii) developing strategic key account relationships with major telecommunications service providers in Brail; (iii) developing strategic alliances with prominent, international telecommunications systems integrators; (iv) acquiring
ANATEL and DAC operating licenses for Brazil; (v) developing strategic alliances with prominent, international satellite launch companies.

III.  COMPENSATION (SECTION - 2).

A.  TERMS OF AGREEMENT EXTENSION - MARKETING FEES.

    InterMedia hereby acknowledges receipt of ONE MILLION (1,000,000) SHARES of Platforms Common Stock on November 13, 1998, and acknowledges that issuance of the balance of stock due for the Term of Agreement Extension: ONE MILLION (1,000,000) SHARES, plus an additional TWO HUNDRED AND FIFTY THOUSAND (250,000) SHARES to be issued directly to Robert Perry, or a total of ONE MILLION, TWO HUNDRED AND FIFTY THOUSAND (1,250,000) SHARES of Platforms International Corporation free trading common stock, will most likely be delayed until the Platforms compliance audit is completed, but the stock issuance should be completed no later than May 13, 1999.

B.  PAST DUE MARKETING FEES, FINANCIAL REIMBURSEMENTS, AND SECURITY COLLATERAL.

    In recognition of the liquidity and financial constraints of Platforms International Corporation at this time, Platforms and InterMedia hereby agree that Platforms shall pay, and InterMedia shall accept FIVE HUNDRED THOUSAND (500,000) SHARES of Platforms International Corporation's free-trading common stock as an additional compensation offset for the continuing delays in reimbursement of operating costs and associated expenses.

        1. As compensation for: (i) directing and privately underwriting the cost of marketing operations in Brazil; and (ii) giving up the FIVE to TEN (5% to 10%) PERCENT of gross sales commissions on sales of the ARC System in Brazil, as set forth in Section 2.1.1 of the April 6, 1998 original Agreement, Platforms and InterMedia hereby agree that Platforms shall pay, and InterMedia shall accept a one-time marketing and sales fee of FIVE MILLION (5,000,000) SHARES of Platforms International Corporation's free-trading common stock, plus the reimbursement of out-of-pocket expenses incurred on behalf of Platforms. The subject shares of Platforms common stock (FIVE MILLION SHARES) are hereby considered earned and due and owing to InterMedia as of the effective date of this Agreement.

        2. The total number of Platforms International Corporation free-trading common stock shares due and owing to InterMedia as of the effective date of this Agreement, are as follows: (i) Term of Agreement Extension through June 30, 2000 (1,250,000 shares); (ii) past due and owing marketing fees (500,000 shares); and (iii) directing and privately underwriting the cost of marketing operations in Brazil (5,000,000 shares); or a total of SIX MILLION SEVEN HUNDRED FIFTY THOUSAND (6,750,000) SHARES of Platforms common stock.

        3. The SIX MILLION SEVEN HUNDRED AND FIFTY THOUSAND (6,750,000) SHARES of Platforms common stock due and owing to InterMedia and its Principals shall be issued by Platforms to InterMedia immediately upon the occurrence of any one of the following events, whichever occurs first, but no later than May 15, 1999; (i) completion of the Platforms corporate compliance audit; (ii) execution or the making of an Agreement for any sale, transfer, license, or lease, or any other business transaction resulting in the bulk transfer of a telecommunications transfer, license, or lease, or any other business transaction resulting in the bulk transfer of a telecommunications airborne system platform and/or any parent companies; AND/OR (iii) the surrender and transfer of InterMedia's confidential Americel strategic key account marketing file to a telecommunications system integrator, for their marketing, sales, and/or technology project management and direction.

        4. In order to secure Platforms' rapidly escalating debt to InterMedia for services rendered and funds advanced to underwrite the cost of marketing operations in Brazil, and to ensure the issuance of all Platforms common stock and money due and owing by Platforms to InterMedia, Platforms hereby grants to InterMedia: (i) a joint and several security interest in the ARC System Technology, including worldwide marketing rights; and (ii) an exclusive proprietary security interest in any and all revenues generated from the sale of Airborne Relay Communications "ARC" System Licenses in Brazil, until such time as all stock and money due and owing to InterMedia and its Principals are paid in full.

        5. Upon issuance of all Platforms free-trading shares of common stock due and owing to InterMedia, and the payment of all unreimbursed costs and expenses incurred by InterMedia on behalf of Platforms, InterMedia and its Principals hereby agree to release and relinquish: (i) their joint and several proprietary security interest rights in the Airborne Relay Communications "ARC" System; and (ii) their exclusive proprietary rights to any and all revenues generated through the sale of ARC System Licenses in Brazil, in favor of Platforms.

        6. In the event Platforms International Corporation fails to issue the subject shares of Platforms stock and pay the money due and owing to InterMedia, in accordance with the stock issuance trigger events and/or deadline dates set forth in this Agreement, InterMedia shall, at its sole discretion: (1) exercise its joint and several ownership title to Airborne Relay Communications "ARC" System Technology to market, sell outright, and/or use it at its sole discretion; (2) continue its ARC System marketing efforts in Brazil and keep all Telecom service business revenues and profits generated from the sale and/or lease of the ARC System in Brazil or in any other part of the world; and (3) liquidated damages from Platforms International Corporation, and/or any of its subsidiaries and/or affiliate companies, in an amount equal to the unreimbursed costs and expenses incurred by InterMedia on behalf of Platforms, plus the current market value of the shares of PLFM stock due to InterMedia and its principals as of the effective date of this Agreement, or the prevailing market value of the stock as of the actual collection date, whichever value is greater.

IV.  SALES COMMISSIONS AND INCENTIVE COMPENSATION - SECTIONS 2.1.2.
     AND 2.1.3.

As we progress toward cooperative business agreements with a major Telecommunications Service Provider ( the possible first ARC System telecommunications systems provider customer and possible worldwide Beta Test showcase site), and major Telecommunication Systems Integrator, it is necessary to document, memorialize, and formalize our oral discussions, understandings, and agreements concerning InterMedia's incentive compensation Agreements in accordance and compliance with the provisions of Sections 2.1.2. and 2.1.3. of our original April 6, 1998 Agreement.

A.  TELECOMMUNICATIONS SYSTEMS INTEGRATOR - BULK SALE/TRANSFER
    COMMISSION/BONUS AGREEMENT SECTION 2.1.2. AND 2.1.3.

    In the event of a bulk transfer of any value from a T/C System Integrator to Platforms International Corporation and/or Howard
    A. Foote as a result of a strategic alliance, teaming arrangement, or any other form of cooperative business enterprise, InterMedia shall receive a TEN (10%) PERCENT incentive compensation share of the gross amount of any and all transactions resulting from such a transfer. Transfer of value, or transaction value, shall be defined as the total proceeds and other consideration paid or received or to be paid or received in connection with a transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, royalties, licensing fees, royalties/licensing fees advances, and other property, transfers made in installments, amounts payable under consulting agreements or agreements not to compete or similar arrangements, and contingent payments, as defined below and received by the company its employees, officers, agents, and/or it shareholders in the form of transaction completion bonuses, deferred payments, non-compete agreements, employment contracts, and/or other deferred performance-based or contingent payments. Payments of commissions, bonuses, and/or other forms of incentive compensation due to InterMedia as set forth under the terms and conditions of this Agreement shall be due and payable immediately upon receipt by Platforms, Howard A. Foote, or any of Platforms' divisions, subsidiaries, parent companies, affiliates, employees, officers, agents, or directors, of any and all transfers of value from the T/C System Integrater or any of its subsidiaries and/or affiliate companies or agents.

    B. TELECOMMUNICATIONS SERVICE PROVIDER - SALES COMMISSION AGREEMENT (SECTION 2.1.2).

    In accordance with the terms and conditions of Section III, B-2, InterMedia surrendered and relinquished its rights to a FIVE to TEN (5% to 10%) PERCENT of gross sales commission on all sales of ARC System Licenses in Brazil, as set forth in Section 2.1.2. of the April 6, 1998 original Agreement, as part of the consideration exchanged for a marketing fee of FIVE MILLION (5,000,000) SHARES of Platforms free-trading common stock.

    C.  CORPORATE MERGER, ACQUISITION, STRATEGIC ALLIANCE, OR BULK SALE.

    In the event of a merger, acquisition, buyout, or any transaction where possession and/or control of most of the assets and/or intellectual properties of Platforms are transferred to or taken over by another entity, InterMedia, and each and all of its principals, shall have the right, at their discretion, to have all or any part of their share holdings, or, if shares are pending issuance, in accordance with the terms and conditions of this Agreement, to have their actual shares of Platforms stock AND any shares of Platforms stock pending to be issued, bought by the acquiring or new control company at the higher of market price or market price plus the premium paid by the acquiring company for Platforms and/or the control of its assets and/or intellectual properties. Furthermore, since a takeover of Platforms terminates the long-term investment potential of InterMedia's stock holdings in Platforms. InterMedia and its principals shall be entitled to receive a bonus of TEN (10%) PERCENT of any and all gross proceeds generated by transactions that result in the transfer of any value to Platforms International Corporation and/or Howard A. Foote as a result of a strategic alliance, teaming arrangement, merger, acquisition, buyout, or any other form of joint business enterprise. Transfer of value, or transaction value, shall be fined as the total proceeds and other consideration paid or received or to be paid or received in connection with a transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, royalties, licensing fees, royalties/licensing fees advances, and other property, transfers made in installments, amounts payable under consulting agreements or agreements not to compete or similar arrangements, and contingent payments, as defined below and received by the company its employees, officers, agents, and/or its shareholders. Contingent payments shall be defined as the fair market value of consideration received by the Company, its employees, officers, agents, and/or its shareholders in the form of transactions completion bonuses, deferred payments, non-compete agreements, employment contracts, and/or other deferred performance based or contingent payments. Payments of commissions, bonuses, and/or other forms of incentive compensation due to InterMedia as set forth under the terms and conditions of this Agreement shall be due and payable immediately upon receipt by Platforms, Howard A. Foote, or any of Platforms' divisions, subsidiaries, parent companies, affiliates, employees, officers, agents, or directors, of any and all transfers of value from the acquiring company or any of its subsidiaries and/or affiliate companies or agents. In the event Platforms and/or the acquiring company fail to honor its obligations to InterMedia and its principals, as set forth in this Agreement, InterMedia shall, at its sole discretion: (1) exercise its joint and several ownership title to the Airborne Relay Communications "ARC" System Technology to market, sell outright, and/or use at is sole discretion: (2) continue it ARC System marketing efforts in Brazil and keep all Telecom service business revenues and profits generated from the sale or lease of the ARC System in Brazil and/or in any other part of the world; (3) collect liquidated damages from Platforms, and/or any of its subsidiaries and/or affiliate companies, in an amount equal to the current market value of all shares of PLFM stock due to InterMedia and its principals as of the effective date of this Agreement, or the prevailing market value of the stock as of the actual collection date, whichever value is greater.

V.  ENTIRE AGREEMENT.

This Amendment Agreement is hereby incorporated and made an integral part of the original Agreement between the parties, dated April 6, 1998, and it updates, formalizes, and records all verbal discussions and agreements, concerning the stock and financial compensation due and owing from Platforms to InterMedia and its principals through February 28, 1999. This Agreement replaces and supersedes any and all previous discussions and agreements, whether verbal or written, which apply, specifically, to: (i) the Term of the original Agreement, dated April 6, 1998;(ii) the stock and financial compensation due from Platforms to InterMedia and its principals up to and including February 28, 1999; (iii) security collateral terms and conditions to ensure the payment of all shares of Platforms common stock and money due and owing by Platforms to InterMedia and its principals; (iv) updated due dates for issuance of stock and financial payments; (v) specific instruction for Platforms stock certificate issuances; and, (vi) outstanding, due and owing balances of both financial and Platforms stock compensations. All other covenants, agreements, terms and conditions of the original Agreement between Platforms and InterMedia, dated April 6, 1998, as modified by this formal Amendment Agreement dated February 24, 1999, including indemnification provisions, continue to be applicable, enforceable, and in full force and effect.

VI.  REPRESENTATION BY COUNSEL.

The parties acknowledge that each of them has been represented in the preparation, negotiation and execution of this Agreement by independent legal counsel of their own choosing, that such independent legal independent legal counsel has explained the legal effect of this Agreement to them, and they fully understand each and every term, covenant, condition and provision of this Agreement.

VII.  CONSTRUCTION.

This Agreement has been negotiated between the parties hereto and has been prepared in accordance with their joint instructions. To the extent that there is any uncertainty or ambiguity herein, neither party hereto shall be deemed to have caused it within the meaning of
Section 1654 of the California Civil Code.

VIII.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but which when taken together, including counterpart signature pages signed separately but by all of the parties in total, shall be deemed to constitute one and the same instrument.

IX.  HEADINGS.

The titles and headings of the various sections of this Agreement are intended solely for reference convenience, and are expressly not intended to explain, modify or place any construction upon any of the terms or provisions of this Agreement.

X.  SEVERABILITY.

If any portion of this Agreement shall be determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining sections and portions of this Agreement shall, nevertheless, remain in full force and effect, with any such illegal, invalid or unenforceable portion being deemed deleted.

XI.  WAIVERS.

No waiver or any breach of any covenant or provision contained herein by any party shall be deemed a waiver of any proceeding or succeeding breach thereof or a waiver of any breach of any other covenant or provisions contained herein. Additionally, no extension of time for the performance of any obligation or act specified herein shall be deemed an extension of time for the performance of any other obligation or act contained herein.

XII.  FURTHER ASSURANCES.

The parties hereto agree to execute such further documents and take such further actions as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

XIII.  SUCCESSORS AND ASSIGNS.

This Agreement and each and all of the covenants, terms, and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and his/her/their respective successors, assigns, employees, agents, attorneys, representatives, officers. directors, shareholders, partners, and insurers.

XIV.  SURVIVAL.

The covenants. agreements. representations and warranties contained herein shall survive the closing of the transaction contemplated by this Agreement.

XV.  TIME OF ESSENCE.

The parties hereto acknowledge that time is of the essence with respect to each and every term and provision of this Agreement, it being expressly understood, acknowledged and agreed by the parties hereto that each date and time specified herein for the performance of any tern or provision of this Agreement has been the subject of specific discussion and negotiation between the parties hereto.

XVI.  NOTICES.

All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent by registered or express mail, postage prepaid, and, pending the designation of another address. addressed as follows:

IF TO PLATFORMS:

Howard A. Foote
President and CEO
Platforms International Corporation
466 Orange Street
Redlands, California 92374

IF TO INTERMEDIA (AND PRINCIPALS):

William C. Martin
President
InterMedia Video Marketing Corporation
16430 Ventura Boulevard, Suite 306
Encino, California 91436

Service of any such notice so made by mail shall be deemed completed on the day of actual delivery as shown by the addressee's certification receipt or at the expiration of the third (3rd) day after the date of mailing, whichever is earlier in time. Any party hereto may, from time to time, by notice in writing upon the other party hereto as aforesaid, designate a different mailing address or a different person to whom all such notices or demands are thereafter to be addressed.

XVII.  PROFESSIONAL FEES.

Should any party, hereto initiate any action or proceeding to enforce or interpret any term or provision of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover from the other party all costs and expenses incurred in connection therewith (including, but not limited to, attorneys, accounting and other professional fees and costs), which fees and costs shall be in addition to any other relief awarded by the court and regardless of whether any such action or proceeding is prosecuted to final judgment.

XVIII.  EXPENSES, TAXES.

Each party shall be responsible for its own legal, accounting, and other similar expenses incurred in connection with transactions contemplated by this Agreement.

XIX.  NO BROKERS OR FINDERS FEES.

No person, firm or corporation has any right, interest, or valid claim against Platforms or InterMedia for any commission, fee, or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

XX.  ASSIGNMENT.

Other than as provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party .

XXI.  TERMINATION.

This Agreement may be terminated by mutual agreement of the parties at any time.

XXII.  GOVERNING LAW.

This Agreement shall in respects of substantive issues be governed by, and enforced and interpreted in accordance with the laws of the State of California which are applicable to contracts wholly executed and wholly performed in said State.

XXIII.  DESIGNATED FORUM FOR DISPUTE RESOLUTION.

Any litigation or other legal proceeding arising out of or related to this Agreement shall be instituted, maintained, heard and decided exclusively in any court of competent jurisdiction in Los Angeles County, California. and the parties hereto irrevocably submit to jurisdiction and venue in such county.

AGREED TO AND EXECUTED:

INTERMEDIA VIDEO                         PLATFORMS INTERNATIONAL
MARKETING GROUP                          CORPORATION

/s/  William C. Martin                   By: /s/  Howard A. Foote
William C. Martin                        Howard A. Foote
Sole Proprietor                          President & CEO